FOURTH AMENDMENT

TO SUBADVISORY AGREEMENT

THIS AMENDMENT effective as of the 27th day of June, 2007 amends that certain Subadvisory Agreement effective July 1, 1998, as amended also on July 1, 1998, on November 20, 2002 and on September 1, 2006 (the “Agreement”) among Phoenix Opportunities Trust (the “Trust”), a Delaware statutory trust on behalf of its series Phoenix Bond Fund and Phoenix Earnings Driven Growth Fund (the “Fund”), Phoenix Investment Counsel, Inc., a Massachusetts corporation (the “Adviser”) and SCM Advisors, LLC (f/k/a Seneca Capital Management LLC), a California limited liability company (the “Subadviser”) as follows:

1.	Any and all references to the name of the Subadviser as Seneca Capital Management LLC shall hereafter refer to the Subadviser as SCM Advisors, LLC.

2.	Phoenix High Yield Fund is hereby added as an additional series to the Agreement.

3.	Schedule C to the Agreement is hereby deleted in its entirety and Schedule C attached hereto is substituted in its place.

4.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

5.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers.

PHOENIX OPPORTUNITIES TRUST

By:	/s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:	Senior Vice President

PHOENIX INVESTMENT COUNSEL, INC.

By:	/s/ John H. Beers
Name:	John H. Beers
Title:	Vice President and Clerk

ACCEPTED:

SCM ADVISORS, LLC

By:	/s/ George R. Aylward
Name:	George R. Aylward
Title:	Executive Vice President

SCHEDULE C

SUBADVISORY FEE

(a) For services provided to the Series, the Adviser will pay to the Subadviser, on or before the 10th day of each month, a fee, payable in arrears at the following annual rates. The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Fund and each Series shall be valued as set forth in the then current registration statement of the Fund.

(b) The fee to be paid to the Subadviser is:

Series Name	All Assets
Phoenix Bond Fund	0.25%
Phoenix Earnings Driven Growth Fund	0.40%
Phoenix High Yield Fund	50% of the gross management fee